Exhibit 99.1

Investor Relations Contact:	Media Contacts:
John G. Nesbett	Teresa Stubbs
Institutional Marketing Services, Inc.	MedAvant Healthcare Solutions
203-972-9200	812-206-4332
jnesbett@institutionalms.com	tstubbs@medavanthealth.com
MEDAVANT ANNOUNCES SECOND QUARTER 2007 EARNINGS RESULTS;
HIRES INVESTMENT BANK TO ASSIST WITH EXPLORATION OF STRATEGIC ALTERNATIVES

ATLANTA, GA.—(PRIME NEWSWIRE)—August 14, 2007—MedAvant Healthcare Solutions (MedAvant) (NASDAQ: PILL), a leader in healthcare technology and transaction services, today announced results for the second quarter ended June 30, 2007.
Financial Highlights
Second Quarter of 2007 compared with First Quarter 2007
•	Net revenue for the second quarter ended June 30, 2007, was $14.3 million compared with net revenue of $15 million for the first quarter ended March 31, 2007.

•	Operating loss for the second quarter was $3.2 million compared with an operating loss for the first quarter of $21.2 million (which included a $19.4 million impairment charge).

•	Net loss for the second quarter was $4.1 million compared with a net loss of $22.2 million for the first quarter (which included a $19.4 million impairment charge).
Second Quarter of 2007 compared with Second Quarter 2006
•	Net revenue for the second quarter ended June 30, 2007, was $14.3 million, compared with net revenue of $15.6 million for the second quarter ended June 30, 2006.

•	Operating loss for the second quarter was $3.2 million compared with an operating loss for the prior-year period of $1 million.

•	Net loss for the second quarter of 2007 was $4.1 million, compared with a net loss of $1.8 million for the prior-year period.
Commenting on the second quarter and year to date results, John Lettko, MedAvant President and CEO, said, “While we are continuing to add to our product mix with services such as our recently announced Front-End Gateway Solutions for Payers, revenues in our Transaction Services segment decreased 11 percent versus the same quarter last year. Lost customer volumes due to pricing pressures, changes in customer mix, and service offerings and increased direct customer connectivity to payers were the primary factors in the $1.5 million revenue decline in our Transaction Services segment. This revenue decline was partly offset by an approximate $200,000 increase in our Laboratory Communications Solutions revenues.”

“Our selling, general and administrative expenses increased by $1.6 million in the second quarter of 2007 compared with the second quarter of 2006. This increase is primarily due to a write-off of approximately $1.7 million of accounts receivable from certain Cost Containment customers that management determined were uncollectible during the period ended June 30, 2007. In addition, we reduced our headcount during May 2007; however, the impact of those reductions will not take effect until the third quarter as we incurred an additional $200,000 of severance expense.”
Mr. Lettko added, “We continue to evaluate strategic opportunities to improve cash flow. For example, during the second quarter we sold our pharmacy transaction processing business. In addition, we have retained Cain Brothers & Company, LLC to help us identify strategic alternatives related to the Company and its businesses. Cain Brothers is an investment banking and financial advisory firm that focuses exclusively on healthcare services and medical technology.”
MedAvant will host a conference call to discuss the first quarter results on August 15, 2007, at 10:00 a.m. Eastern Time. The number to call for this interactive teleconference is 866-356-4281 and the passcode is 94855937. A replay of the conference call will be available through August 22, 2007, by dialing 888-286-8010 and entering the confirmation number 19057496.
The live broadcast of MedAvant’s quarterly conference call will be available online at www.medavanthealth.com and www.earnings.com on August 15, 2007, beginning at 10:00 a.m. Eastern Time. The online replay will follow shortly after the call and continue for 30 days.
Summary of Financial Results

Statement of Operations (Unaudited)

	Three Months Ended June 30,
(in $000's)	2007	2006

Net revenues:
Transaction fees, cost containment services and license fees	$12,331	$13,790
Communication devices and other tangible goods	1,955	1,767

	14,286	15,557

Costs and expenses:
Cost of transaction fees, cost containment services and license fees, excluding depreciation and amortization	3,153	3,433
Cost of laboratory communication devices and other tangible goods, excluding depreciation and amortization	1,004	1,084
Selling, general and administrative expenses	11,768	10,226
Depreciation and amortization	1,499	1,857
Write-off of impaired assets	—	—
Loss on disposal of assets	13	—

	17,437	16,600

Operating loss	(3,151)	(1,043)
Interest expense, net	992	796

Loss before income taxes	(4,143)	(1,839)
Provision for income taxes	—	—

Net loss	$(4,143)	$(1,839)

Basic and diluted weighted average shares outstanding	13,266,831	13,204,842

Summary Balance Sheet (Unaudited)

	June 30,	December 31,
(in $000's)	2007	2006

Current assets	16,248	17,872
Long-term assets	32,642	54,368

Total assets	$48,890	$72,240

Current liabilities	28,537	25,508
Long-term liabilities	17,481	19,308
Stockholders’ equity	2,872	27,424

Total liabilities and stockholders’ equity	$48,890	$72,240

Summary Statement of Cash Flows (Unaudited)

	Six Months Ended June 30,
(in $000's)	2007	2006

Net cash used in operating activities	$(1,687)	$(1,810)
Net cash used in investing activities	(393)	(1,615)
Net cash provided by (used in) financing activities	1,917	(1,500)

Net decrease in cash and cash equivalents	(163)	(4,925)
Cash and cash equivalents at beginning of period	682	5,546

Cash and cash equivalents at end of period	$519	$621

About MedAvant Healthcare Solutions
MedAvant provides information technology used to process transactions within the healthcare industry. MedAvant offers electronic claims processing to healthcare providers, a Preferred Provider Organization called the National Preferred Provider Network (NPPNTM) and remote reporting solutions for medical laboratories. To facilitate these services, MedAvant operates PhoenixSM, a highly scalable platform which supports real-time connections between healthcare clients. For more information, visit http://www.medavanthealth.com. MedAvant is a trade name of ProxyMed, Inc.
Forward Looking Statement
Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. Actual results could differ materially from projected results because of factors such as: the soundness of our business strategies relative to the perceived market opportunities; MedAvant’s ability to successfully develop, market, sell, cross-sell, install and upgrade its clinical and financial transaction services and applications to current and new physicians, payers, medical laboratories and pharmacies; the ability to compete effectively on price and support services; MedAvant’s ability and that of its business associates to perform satisfactorily under the terms of its contractual obligations, and to comply with various government rules regarding healthcare and patient privacy; entry into markets with vigorous competition, market acceptance of existing products and services, changes in licensing programs, product price discounts, delays in product development and related product release schedules, any of which may cause revenues and income to fall short of anticipated levels; the availability of competitive products or services; the continued ability to protect the company’s intellectual property rights, implementation of operating cost structures that align with revenue growth; uninsured losses; adverse results in legal disputes resulting in liabilities; unanticipated tax liabilities; the effects of a natural disaster or other catastrophic event beyond our control that results in the destruction or disruption of any of our critical business or information technology systems. Any of these factors could cause the actual results to differ materially from the guidance given at this time. For further cautions about the risks of investing in MedAvant, we refer you to the documents MedAvant files from time to time with the Securities and Exchange Commission, including, without limitation, its most recently filed Annual Report on Form 10-K. MedAvant does not assume, and expressly disclaims, any obligation to update information contained in this document. Although this release may remain available on our website or elsewhere, its continued availability does not indicate that we are reaffirming or confirming any of the information contained herein.

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